SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549

                          FORM 8-A/A

     For Registration of Certain Classes of Securities
          Pursuant to Section 12(b) or (g) of the
              Securities Exchange Act of 1934


                      MEDIMMUNE, INC.
   (Exact name of registrant as specified in its charter)


          Delaware                        52-1555759
(State of incorporation                (I.R.S.Employer
     or organization)                 Identification No.)

35 West Watkins Mill Road
  Gaithersburg, Maryland                     20878
  (Address of principal                   (Zip Code)
    executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:


Title of each class                Name of each exchange on
to be so registered                which each class is to be
                                   listed

      None                                   N/A

Securities to be registered pursuant to Section 12(g) of the
Act:

   Preferred Stock Purchase Rights, par value $.01 per share
                       (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

     The Board of Directors of MedImmune, Inc. (the "Company"), acting by unanimous written consent, has approved the Amended and Restated Rights Agreement, dated as of October 31, 1998, (the "Amended and Restated Rights Agreement") replacing in its entirety the Rights Agreement dated as of July 9, 1997 (the "Original Rights Agreement"), by and between the Company and American Stock Transfer & Trust Company, as Rights Agent. The Rights were previously registered on Form 8-A on July 9, 1997.

    A complete copy of the Amended and Restated Rights Agreement is attached hereto as Exhibit 1 and is incorporated herein by reference. A copy of the Original Rights Agreement is incorporated herein by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission via EDGAR on July 9, 1997.

Item 2.  Exhibits.

Exhibit No.       Description
99.1              Officer's Certificate pursuant to Section
27 of the Original Rights Agreement.

99.2              Amended and Restated Rights Agreement, dated
as of October 31, 1998, between MedImmune,   Inc. and American
Stock Transfer & Trust
                  Company, as Rights Agent.



     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                         MEDIMMUNE, INC.


Date:  December 1, 1998 /s/ David M. Mott
                         Vice Chairman and Chief Financial
Officer(Principal financial and
                         accounting officer)

EXHIBIT INDEX


                                                 Sequentially
Exhibit No.                                      Description
Numbered Page
---------- -----------                           ------------
1           Officer's Certificate pursuant to          4
           Section  27 of the Original Rights
           Agreement.

2          Amended and Restated Rights Agreement,      5
           dated as of October 31, 1998, between
           MedImmune, Inc. and American Stock
           Transfer & Trust Company, as Rights
           Agent.